Alpha Natural Resources, Inc.

FOR IMMEDIATE RELEASE

Contact: Ted Pile (276) 623-2920

Alpha Natural Resources Reports Preliminary Information for Second Quarter 2006;
Will Delay Final Earnings Announcement

ABINGDON, Va., August 1, 2006—Alpha Natural Resources, Inc. (NYSE: ANR), a leading Appalachian coal producer, announced that it will delay its second-quarter 2006 earnings release, originally scheduled for today, to enable the company and its independent auditors to complete their review of the manner in which the company accounts for certain purchases and sales on the over-the-counter (OTC) coal market.

Currently, Alpha expects that accounting adjustments related to these OTC transactions will have a positive net cumulative impact on net income of up to approximately $4 million. The contemplated accounting correction will only affect the timing of the recognition of income or losses on contracts that meet the definition of a derivative and will not change the underlying economics or cash flow of those transactions.

In the course of preparing the second-quarter financial statements, Alpha and its independent auditors identified certain purchases and sales of non-captive coal that may not qualify as “normal purchases and normal sales” under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and are currently reviewing the accounting treatment of these transactions.

Alpha continues to assess the amount and nature of any required corrective adjustments, including whether any restatement of prior period financial statements will be required. If Alpha determines that restatement of any prior period financial statements is required (which it has not yet concluded), it is possible that the impact of the restatement adjustments could have either a positive or a negative impact on net income in any period and could be in amounts greater than the expected net cumulative impact discussed above.

Alpha expects that it will record these adjustments, as well as future mark-to-market gains or losses on transactions that meet the definition of a derivative, in “Other revenue.”

Subject to the outcome of this ongoing review, Alpha is announcing preliminary results for the second quarter of 2006, including higher coal production and sales volumes compared with the second quarter of 2005.

The company is moving quickly and carefully to complete its review, at which time Alpha will issue a news release announcing second-quarter financial results. In any event, Alpha will issue a progress update no later than August 14, 2006.

The company will hold a conference call, as previously scheduled, at 11:00 a.m. ET today to discuss preliminary results (webcast information follows).

The preliminary results set forth below and the expected impact of adjustments are preliminary and unaudited and remain subject to change as a result of the outcome of the review of the company’s SFAS 133 accounting, subsequent events and the completion of the company’s unaudited second quarter 2006 financial statements.

Preliminary Second Quarter 2006 Information

For the quarter ended June 30, 2006, total revenues are expected to be in the range of approximately $489 million to $495 million. This compares with total revenues of $417.6 million (not taking into account the SFAS 133 review, which may require restatement of these revenues).

Net income for the most recent quarter is expected to be in the range of approximately $19 million to $24 million, or between $0.31 and $0.37 per diluted share, depending on the outcome of the company’s SFAS 133 accounting review discussed above. This includes a non-cash charge of $3.2 million after tax ($0.05 per diluted share) for stock-based compensation related to the company’s initial public offering and related internal restructuring in 2005. The company also recognized approximately $2.1 million after tax ($0.03 per diluted share) during the most recent quarter for employee stock-based awards as required under SFAS No. 123R, which the company adopted at the beginning of this year.

By comparison, in the second quarter of 2005, Alpha recorded net income of $26.4 million, or $0.43 per diluted share (not taking into account the SFAS 133 review, which may require restatement of these results). Those results included a charge for IPO-related stock-based compensation of $3.4 million after tax ($0.05 per diluted share). In the second quarter of 2005, Alpha also recorded an after-tax gain of $0.5 million ($0.01 per diluted share) from the sale of the NKC mining assets in Colorado that occurred in April 2005.

Depreciation, depletion and amortization (DD&A) in the most recent quarter totaled $34.2 million, a substantial increase from $15.1 million in the same period last year. Nearly all of the increase was attributable to the assets that Alpha acquired last October from the Nicewonder group, which now operate as Callaway Natural Resources. Results for the quarter just ended include contributions from Callaway and the Progress Energy operations acquired on May 1, 2006.

Selling, general and administrative expense (SG&A) in the most recent quarter was $18.6 million, including $3.2 million of stock-based compensation expense related to Alpha’s 2005 IPO. This compares with $14.9 million during the second quarter of 2005, including $3.4 million of stock-based compensation expense related to the IPO. Most of the increase was attributable to the introduction of a long-term incentive plan in 2005 to aid key employee retention, higher professional fees related to the company’s Sarbanes-Oxley project, and other consulting work.

Interest expense increased from $6.6 million in the second quarter of 2005 to $10.8 million in the quarter just ended, due to financing activities related to the acquisition of the Callaway assets last October.

The company’s effective tax rate for the quarter just ended was approximately 27 percent.

Operating Highlights – Second Quarter

Alpha produced 6.4 million tons of coal from company and contractor-operated mines in the second quarter of this year, 24 percent more than the comparable quarter last year, reflecting the Callaway and Progress acquisitions. Excluding contractor mines, company production totaled 5.4 million tons versus 4.1 million tons in the second quarter last year, with 41 percent of production coming from surface mines.

With greater output from captive mines, Alpha reduced outside coal purchases to less than one million tons in the most recent quarter, about a half-million tons less than the same period last year.

Total coal sales volumes were 7.5 million tons in the most recent quarter compared with 6.7 million tons in the same period a year ago.

Coal sales realizations and cost of coal sales for the quarter could potentially be affected by the contemplated accounting correction discussed above and thus are not included in the preliminary information Alpha is reporting today.

“Production and sales volumes were strong in the quarter and we continue to benefit from acquisitions that have integrated quickly and are hitting their targets,” said Michael J. Quillen, Alpha’s president and CEO.

Production and sales highlights for the second quarter and year-to-date are as follows:

Production and Sales Data
(in thousands of tons)

	Q2-06	Q2-05	% Change	YTD-06	YTD-05	% Change
Production
Produced/processed	6,420	5,165	24%	12,688	10,038	26%
Purchased	963	1,480	-35%	2,078	2,670	-22%
Total	7,383	6,645	11%	14,766	12,708	16%

Tons sold

Steam	4,892	3,906	25%	9,247	7,111	30%
Met	2,567	2,785	-8%	5,336	5,113	4%
Total	7,459	6,691	12%	14,583	12,223	19%

Liquidity and Capital Resources

Cash provided from operations during the most recent quarter was $67.6 million and $101.0 million year-to-date. In the first half of 2005, operations consumed $1.4 million in cash flow due to higher working capital requirements as well as the cash portion of stock-based compensation charges related to Alpha’s 2005 IPO.

Capital expenditures totaled $32.6 million for the quarter just ended, down from $51.4 million in the first quarter when the company took delivery on a number of pieces of new equipment. Alpha continues to expect total capital expenditures for the year of no more than $150 million.

At June 30, 2005, Alpha’s total debt outstanding was $464.4 million. The company had available liquidity of $175.7 million at the end of the first half of this year, including cash of $4.8 million and $170.9 million available under the company’s credit facility.

Alpha’s balance sheet at June 30, 2006 included total legacy liabilities (workers’ compensation, retiree medical and reclamation) of $105.0 million, including current obligations of $14.2 million.

Recent Developments

•	Alpha’s mines continue to outperform the comparable industry standard for lost-time accidents. Safety results are also better than in 2005, when the company posted one of its lowest lost-time accident rates. For the first six months of this year, Alpha’s company-wide rate for days lost due to accidents was 17 percent better than last year’s rate.

•	On July 26, Alpha’s Brooks Run subsidiary realigned some of its mining and coal processing operations in central West Virginia, resulting in a reduction in the workforce of approximately 70 positions. Two underground mines will be allowed to deplete and Brooks Run will replace only one of them rather than two as originally planned. Also Brooks Run operations will operate five days a week rather than seven days. These moves are expected to benefit Brooks Run’s competitiveness over the long run. Any charge Alpha may take associated with the changes at Brooks Run is not expected to be significant.

•	On July 19, the Governor of Virginia announced that the state’s Transportation Opportunity Fund would make a $2 million grant to initiate preliminary development activities on the 51-mile portion of the Coalfields Expressway and U.S. Route 460 Connector in Virginia. Alpha Natural Resources LLC is working with the state Department of Transportation and another southwest Virginia coal company on road bed construction for the project and associated coal recovery efforts. Alpha operations are currently engaged in a similar project in West Virginia, developing the road base and recovering coal on an 11-mile portion of the King Coal Highway, which will eventually link up with the Coalfields Expressway.

Market Outlook

The global steel industry continues to experience favorable market conditions overall. As a result, Alpha’s metallurgical coal sales volumes ran 4 percent ahead of last year through the first half and prices have remained firm. The strongest gains in steel prices have been from U.S. producers, where Alpha has dedicated more tonnage for 2006. Coke prices also have increased significantly in recent months, which increases the attractiveness of coking coal to integrated steel makers. This has been reflected in increased activity in the export spot market, most notably in the Eastern Bloc countries.

Mild winter weather, growing coal stockpiles at electric utilities and falling natural gas prices resulted in sporadically weaker conditions and spot prices recently in the utility steam coal market in the first part of 2006. Nonetheless, in the second quarter Alpha did conclude negotiations for Central Appalachian low-sulfur steam coal above $50 per ton on a multi-year basis, and the company continues to believe that forward pricing will remain relatively strong for the low sulfur, high Btu coals that comprise the vast majority of Alpha’s proven reserves, as reflected in the company’s sales commitments for planned production in 2007.

Alpha is progressively locking in forward commitments for company captive steam and metallurgical coal production. As of July 14, 2006, and including planned production of steam coal from the Progress operations, Alpha had committed over 97 percent of planned captive production this year at an average price of $57 per ton. For 2007, the company has approximately 60 percent of planned captive production committed at a blended price of approximately $56 per ton. Of the uncommitted 2007 captive production, 30 percent is metallurgical coal and 70 percent is steam coal. For 2008, Alpha had committed 33 percent of planned captive production as of July 14, with the uncommitted balance composed of 32 percent metallurgical coal and 68 percent steam coal.

Financial Outlook

Alpha periodically updates its annual financial outlook when circumstances warrant. The company originally gave its financial outlook for the current year on February 13, 2006, including targeted coal sales revenues of $1.6 billion to $1.7 billion, net income of $96 million to $123 million, and earnings per diluted share of $1.50 to $1.91, including the remaining stock-based compensation expense related to the IPO and related internal restructuring. Alpha also gave an EBITDA target of $306 million to $347 million for 2006, or approximately $320 million to $360 million excluding the remaining stock-based compensation expenses related to the IPO. Based on the current outlook and not taking into account any adjustment related to the SFAS 133 review described above, Alpha currently expects its 2006 EBITDA, net income and earnings per share results to be at the lower end of the target ranges the company gave on February 13.

Conference Call Webcast

Alpha will hold a conference call to discuss preliminary second-quarter 2006 results today, August 1, 2006, at 11:00 a.m. ET. The call will be accessible through the Internet at Alpha’s web site, www.alphanr.com, and will be archived on the site as well. A replay will be available through August 15 on the company’s web site, or can be accessed by phone by dialing 800-642-1687 (toll-free) or 706-645-9291 and entering pass code 3216987.

About Alpha Natural Resources

Alpha Natural Resources is a leading producer of high-quality Appalachian coal. Including the newly acquired Progress operations, approximately 91 percent of the company’s reserve base is high Btu coal and 84 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also one of the nation’s largest producers and exporters of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 67 mines feeding 12 coal preparation and blending plants. The company and its subsidiaries employ more than 3,700 people.

ANRG

Forward Looking Statements

Certain statements in this news release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Alpha Natural Resources, Inc. (“Alpha” or “the company”) uses the words “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events affecting the company and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These factors are difficult to accurately predict and may be beyond the control of the company. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: the outcome of Alpha’s and its independent auditor’s review of Alpha’s accounting for certain purchases and sales on the OTC coal market under SFAS 133, including the determination of whether any restatement of prior period financial statements will be required; market demand for coal, electricity and steel; the company’s ability to integrate the Progress operations into Alpha’s existing operations; Alpha’s ability to maintain an adequate labor force and other employee workforce factors; weather conditions or catastrophic weather-related damage; the company’s production capabilities; the company’s relationships with, and other conditions affecting its customers; the timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting Alpha’s coal mining and production, and those affecting its customers’ coal usage; railroad, vessel and other transportation performance and costs; Alpha’s assumptions concerning economically recoverable coal reserve estimates; regulatory and court decisions; future legislation and changes in regulations or governmental policies; uncertainties of pending litigation; changes in postretirement benefit and pension obligations; and Alpha’s liquidity, results of operations and financial condition. These and other additional risk factors and uncertainties are discussed in greater detail in the company’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements made by the company in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued. In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.